News Release

For Immediate Release

OccuLogix Reports Q3-05 Financial Results

TORONTO, ON—November 7, 2005— OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) today reported its consolidated financial results for the three months ended September 30, 2005. All dollar amounts are expressed in U.S. currency, and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

For the third quarter of 2005, net revenues were $632,000 compared to $26,000 in the third quarter of 2004. The Q3-05 net loss was $2.9 million, or $0.07 per share, compared to a net loss of $3.1 million, or $0.58 per share, in the 2004 third quarter.

Third Quarter 2005 Highlights

-
Positive Rheopheresis™ efficacy data from the PERC protocol was presented by David Boyer, M.D., in July at the American Society of Retinal Specialists ("ASRS") Annual Meeting. Dr. Boyer reported that of the 30 qualifying eyes with the dry form of age-related macular degeneration (“Dry AMD”) studied in PERC, approximately 93% remained stable or improved at an average of 18 weeks post-baseline. Dr. Boyer also reported the safety data from 4,766 reported RHEO™ treatments and the ophthalmologic data of 246 eyes of 169 Dry AMD patients from the reference controlled RheoNet Registry. Dr. Boyer's presentation at ASRS held that Rheopheresis™ can be regarded as a safe outpatient treatment for elderly patients with AMD and that the clinical outcomes recorded in both the PERC study and in the RheoNet Registry analysis have been consistent with other clinical trials, including the MIRA-1 interim analysis.

-
By the end of September, 135 patients had completed their 12-month follow-up exams in MIRA-1, the company’s pivotal (phase III) trial using the RHEO™ procedure to treat Dry AMD. With all remaining 12-month follow-up exams scheduled to take place before year-end, the company remains on track to submit the final module of its Pre-market Approval Application with the U.S. Food and Drug Administration (“FDA”) in the first quarter of 2006.

As of September 30, 2005, the company had cash and cash equivalents and short term investments of $45.8 million. In addition, the company continues to build its inventory of OctoNova pumps and Rheofilters in preparation for U.S. commercial launch. As at September 20, 2005 OccuLogix had accumulated approximately $6.0 million of inventory and expects to achieve its inventory goal of $10.0 million by year-end.

Elias Vamvakas, OccuLogix’s Chairman and CEO commented, "We’ve made significant progress on all fronts this quarter as we continue to work toward our ultimate goal of FDA approval and successful commercialization of the RHEO™ procedure in the U.S. Awareness and acceptance of our technology by scientists and clinicians continues to grow, sales traction with key Canadian service providers continues to build, and we are managing the clinical trial and regulatory processes effectively.”

Conference Call and Webcast Information

OccuLogix will hold a conference call to discuss these results today, November 7, at 8:30 a.m. Eastern Time at 800-205-6183 (within the United States and Canada), or 415-908-4701 (internationally). The call will also be broadcast live and archived on the company's website at www.occulogix.com under the "webcasts" link in the Investor Relations section. For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone 416-626-4100 and enter reservation # 21265809 when prompted.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'. Visit us on the internet at www.occulogix.com (corporate) and www.rheo.com (healthcare professionals, patients and caregivers).

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com

OccuLogix, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars)
(Unaudited)
	Three months ended,
	September 30, 2005	September 30, 2004
Revenues
Sales to unrelated parties	$629,001	—
Sales to related parties	3,329	$25,773
Total revenues	632,330	25,773
Cost of goods sold
Cost of goods sold to unrelated parties	312,210	—
Cost of goods sold to related parties	—	13,228
Royalty costs	25,000	25,855
Total cost of goods sold	337,210	39,083
Gross margin (loss)	295,120	(13,310)
Operating expenses
General and administrative	2,225,136	2,059,080
Clinical and regulatory	1,140,273	970,010
Sales and marketing	324,696	22,454
	3,690,105	3,051,544
Loss from operations	(3,394,985)	(3,064,854)
Other income (expenses)
Interest income (expense)	411,370	(4,605)
Other	(25,996)	(14,510)
	385,374	(19,115)
Loss before income taxes	(3,009,611)	(3,083,970)
Recovery of income taxes	155,697	—
Net loss for the period	$(2,853,914)	$(3,083,970)
Weighted average number of shares outstanding - basic and diluted	41,982,057	5,287,267
Basic and diluted net loss per share	$(0.07)	$(0.58)
See accompanying notes to interim consolidated financial statements

OccuLogix, Inc.

CONSOLIDATED BALANCE SHEETS
(expressed in U.S. dollars)
(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current
Cash and cash equivalents	$13,389,777	$17,530,552
Short term investments	32,435,056	42,500,000
Amounts receivable	942,384	472,156
Due from related parties	―	8,226
Inventory	5,951,552	1,086,339
Prepaid expenses	442,163	480,813
Deposit	4,891	8,996
Total current assets	53,165,823	62,087,082
Fixed assets, net	452,390	367,589
Patents and trademarks, net	115,606	104,654
Intangible asset, net	24,356,361	25,643,862
Goodwill	213,397,444	213,397,444
Total assets	$291,487,624	$301,600,631
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	$128,321	$221,063
Accrued liabilities	2,683,637	2,791,291
Deferred revenue and rent inducement	1,722	485,047
Due to related parties	6,718	―
Due to stockholders	143,114	516,756
Total current liabilities	2,963,512	4,014,157
Deferred tax liability	9,011,854	9,488,229
Total liabilities	11,975,366	13,502,386
Stockholders’ equity
Capital stock
Common stock	42,041	41,807
Par value of $0.001 per share;
Authorized: 75,000,000; Issued and outstanding:
September 30, 2005 - 42,040,651; December 31, 2004 - 41,806,768
Additional paid-in capital	336,772,338	336,063,557
Accumulated deficit	(57,302,121)	(48,007,119)
Total stockholders’ equity	279,512,258	288,098,245
Total liabilities and stockholders’ equity	$291,487,624	$301,600,631
See accompanying notes to interim consolidated financial statements